Exhibit 1.4

HeartSciences Inc.

AMENDMENT NO. 3 TO equity distribution AGREEMENT

August 3, 2025

Maxim Group LLC

300 Park Avenue, 16th Floor

New York, New York 10022

Ladies and Gentlemen:

Reference is made to that certain equity distribution agreement, dated as of September 18, 2023, as amended on November 9, 2023, as further amended on November 17, 2023 (the “Sales Agreement”), by and between HeartSciences Inc., a Texas Corporation (the “Company”), and Maxim Group LLC (the “Agent”). Capitalized terms used herein but not otherwise defined are used herein as defined in the Sales Agreement.

The Company and Agent (collectively, the “Parties”) wish to further amend the Sales Agreement, pursuant to Section 15 of the Sales Agreement, on the terms and conditions set forth in this letter (this “Amendment No. 3”). Therefore, for and in consideration of the mutual covenants and agreements herein contained, and contained in the Sales Agreement, the Company, on the one hand, and the Agent, on the other hand, the Parties therefore hereby agree as follows effective as of the date hereof:

1. Increase in the Aggregate Offering Price of Shares. The reference to “US$15,000,000” in the heading, introductory paragraph, Sections 2 and 7 of the Sales Agreement regarding the aggregate offering price of the shares of Common Stock is hereby amended and replaced with “US$25,000,000.”

2. Increase in the Transaction Fee. The reference to “four percent (4%)” in Section 2(a)(vi) of the Sales Agreement regarding the Transaction Fee is hereby amended and replaced with “three percent (3.0%)” as it relates to any future sales made by the Company pursuant to the Sales Agreement in excess of the $646,344.22 of shares of Common Stock (the “Existing ATM Limit”) that are available for issuance and sale immediately prior to the date of this Agreement and preceding the filing of the Prospectus Supplement as set forth in Section 3 herein. For the avoidance of doubt, the Transaction Fee payable in connection with any sales of Shares up to the Existing ATM Limit shall continue to be four percent (4.0%) and any sales of Shares from and after the date that the Company has issued and sold Shares up to the Existing ATM Limit shall be three percent (3.0%).

3. Definition of Prospectus Supplement. The Parties agree that the definition of “Prospectus Supplement” under Section 1(a)(i) of the Sales Agreement shall include the prospectus supplement to the Base Prospectus, dated the date hereof, the prospectus supplement to the Base Prospectus, dated November 9, 2023, and the prospectus supplement to the Base Prospectus, dated November 17, 2023, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act.

4. Legal Fees for the Agent. Promptly upon the execution of this Amendment No. 3, the Company shall reimburse the Agent for all its costs and expenses, including legal fees and expenses, incurred by it or its affiliates in connection with this Amendment No. 3, in an aggregate amount not to exceed $2,500.00. In addition, the Company shall also reimburse the Agent $2,500.00 for its legal fees pursuant to Section 3(g) of the Sales Agreement in connection with the Bringdown Date that occurred upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025. For the avoidance of doubt, Section 3(g) of the Sales Agreement shall continue to remain in full force and effect following the execution of this Amendment No. 3.

5. Governing Law. THIS AMENDMENT NO. 3 SHALL BE SUBJECT TO THE PROVISIONS REGARDING APPLICABLE LAW AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 12 AND 16 OF THE SALES AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

6. Counterparts. This Amendment No. 3 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment No. 3 by one party to the other may be made by facsimile or electronic transmission.

7. Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Sales Agreement shall remain in full force and effect. As amended hereby, the Sales Agreement is ratified and confirmed in all respects. On and after the date of this Amendment No. 3, each reference in the Sales Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Sales Agreement as amended by this Amendment No. 3.

[Signature Page Follows]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed duplicate of this Amendment No. 3, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Agent in accordance with its terms.

Very truly yours,

HEARTSCIENCES INC.

By	/s/ Andrew Simpson
Name:	Andrew Simpson
Title:	CEO

Confirmed as of the date first above mentioned.

MAXIM GROUP LLC, as Agent

By	/s/ Ritesh Veera
Name:	Ritesh Veera
Title:	Co-Head of Investment Banking

[Signature Page to Amendment No. 3 to Equity Distribution Agreement]